Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 33-84558 of Kohl’s Department Stores, Inc. on Form S-8 of our report dated July 27, 2007, appearing in this Annual Report on Form 11-K of Kohl’s Department Stores, Inc. Savings Plan for the year ended February 3, 2007.

Virchow, Krause & Co., LLP

Milwaukee, Wisconsin
July 27, 2007